Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

INVESTOR CONTACT:

Pat LaVecchia

Vice Chairman

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Thursday, November 10, 2011

InfuSystem Holdings, Inc. Reports $14.5 Million of Revenues and $4.0 Million of Adjusted

EBITDA for the Third Quarter of 2011.

•	Highest Revenue Quarter in Company’s 25 year history

•	Revenues for the quarter increased 14% year over year

•	Adjusted EBITDA for the quarter increased to $4.0 million

•	Sixteenth straight quarter of year over year revenue growth

MADISON HEIGHTS, MICHIGAN, November 10, 2011—InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading national provider of infusion pumps and related services, today reported results for the third quarter ended September 30, 2011.

Revenues for the third quarter of fiscal 2011 were $14.5 million compared with $12.7 million for the prior year, up 14 percent. Adjusted EBITDA for the third quarter of fiscal 2011 was $4.0 million, versus $3.9 million a year ago.

Mr. Sean McDevitt, Chief Executive Officer and Chairman, commented, “We reported a solid performance this past quarter delivering 14% of almost entirely organic growth over the same period last year. This was our sixteenth straight quarter of year over year revenue growth and a milestone in that our employees achieved the highest quarterly revenues in InfuSystem’s 25 year history. On a sequential quarter over quarter basis, we grew revenue over 10%. In regard to the oncology drug shortage, it continued to have a slight impact in the third quarter. The drug shortage’s impact was offset through our stated strategy of diversifying our revenue stream and business mix, while maintaining and strengthening our strong leadership in the consignment business by adding new customers.”

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

Mr. McDevitt continued, “InfuSystem remains committed to its core vision of becoming a significant leader in the infusion and pre-owned medical equipment markets, increasing revenue, maintaining attractive EBITDA margins, generating substantial free cash flow, paying down debt, and improving our overall financial profile. Additionally, our goal remains to achieve top line revenues of several hundred million dollars in our target markets over the next several years and additive, synergistic acquisitions will be a key part of that growth,” Mr. McDevitt concluded.

Revenues for the third quarter ending September 30, 2011 were $14.5 million, up 14 percent from $12.7 million in the prior year period. The increase in revenues is related to obtaining business at new customer facilities and expansion into new product lines associated with our acquisitions.

Gross profit for the three months ending September 30, 2011 was $9.2 million, up 4 percent from $8.9 million in the prior year period. Gross margins were 64 percent of revenues for the latest quarter compared with 70 percent in the prior year period. The decrease in the gross margin percentage was primarily related to a higher mix of pump sales, services, and rentals as compared to third party billings.

Selling, general and administrative expenses (SG&A) for the third quarter of 2011 were $8.3 million, excluding a goodwill and intangible assets impairment charge of $23.4 million, 3 percent higher than the $8.1 million in the prior year period. The increase was due to strategic investments made in the sales organization, such as the launch of our iPad-based electronic paperwork system, amortization of intangibles, and professional fees. These expenses were partially offset by the decreases in stock based compensation and bad debt expenses. As a percent of revenues, SG&A was 58 percent compared to 63 percent for the prior period.

As of September 30, 2011, the company determined that given the significant decline in our market capitalization that there was an indicator to require an interim goodwill impairment analysis. Based upon the impairment analysis performed as of September 30, 2011, the company concluded there was an impairment of the remaining goodwill that resulted in a non-cash charge of $23.4 million.

Other loss for the third quarter of 2011 was $0.7 million versus $0.4 million other loss in the prior year period, reflecting reduced interest expense and no gain on derivatives as incurred in the prior year. The provision for income taxes was a benefit of $6.5 million for the quarter compared to an expense of $295 thousand in the prior year period. As a result, the second quarter net loss was $16.6 million, driven by the non-cash goodwill impairment charge, equal to $0.79 per diluted share, versus a $174 thousand net income, equal to $0.01 per diluted share in the prior year period.

Adjusted EBITDA was $4.0 million for the third quarter of 2011 versus $3.9 million in the prior year period. The company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

Financial Condition

Net cash provided by operations for the nine months ending September 30, 2011 was $4.2 million, compared to $7.8 million for the prior period. Principal and interest payments of $2.0 million, on our term loan and capital leases, were paid during the quarter. The company ended the quarter with a cash balance of $0.4 million with $23.8 million in long-term debt, net of current.

Conference Call

InfuSystem Holdings, Inc. will host a conference call to share the results of its third quarter fiscal 2011 results on Thursday, November 10, at 10:00 a.m. Eastern Time. Chairman and Chief Executive Officer Sean McDevitt and Jim Froisland, Chief Financial Officer, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the company’s Web site: www.infusystem.com in the Investors section. To participate by telephone, the dial-in number is 800-447-0521 with confirmation number 30770688. Those who wish to listen should either dial in or go to the web site several minutes prior to the call to register. A replay of the call can be accessed by dialing 888-843-7419, passcode 30770688#. An online archive of the conference call will remain on the company’s website for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2011	December 31, 2010
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$433	$5,014
Accounts receivable, less allowance for doubtful accounts of $1,719 and $1,796 at September 30, 2011 and December 31, 2010, respectively	7,983	6,679
Inventory	2,155	1,699
Prepaid expenses and other current assets	736	750
Deferred income taxes	1,249	1,147

Total Current Assets	12,556	15,289
Property & equipment, net	16,883	16,672
Deferred debt issuance costs, net	477	658
Goodwill	—	64,092
Intangible assets, net	28,683	33,252
Deferred income taxes	20,135	—
Other assets	758	401

Total Assets	$79,492	$130,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,945	$2,016
Other current liabilities	2,061	4,631
Derivative liabilities	302	183
Current portion of long-term debt	6,465	5,551

Total Current Liabilities	10,773	12,381
Long-term debt, net of current portion	23,783	26,646
Deferred income taxes	3,250	5,788
Other liabilities	965	406

Total Liabilities	$38,771	$45,221

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,244,916 and 21,163,337, respectively; outstanding 21,048,076 and 21,117,516, respectively	1	2
Additional paid-in capital	87,362	87,004
Accumulated other comprehensive loss	(165)	(64)
Retained deficit	(46,477)	(1,799)

Total Stockholders’ Equity	$40,721	$85,143

Total Liabilities and Stockholders’ Equity	$79,492	$130,364

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands, except share data)	2011	2010	2011	2010
Net revenues	$14,505	$12,733	$40,595	$34,154

Cost of revenues:
Cost of revenues — Product, service and supply costs	2,346	2,130	6,662	5,524
Cost of revenues — Pump depreciation, sales and disposals	2,927	1,706	6,659	4,094

Gross profit	9,232	8,897	27,274	24,536

Selling, general and administrative expenses:
Provision for doubtful accounts	884	986	3,033	3,454
Amortization of intangibles	683	624	1,992	1,615
Asset impairment charges	23,379	—	67,592	—
Selling and marketing	2,320	1,702	7,089	4,739
General and administrative	4,460	4,757	13,227	12,662

Total sales, general and administrative:	31,726	8,069	92,933	22,470

Operating (loss) income	(22,494)	828	(65,659)	2,066

Other loss:
Gain (loss) on derivatives	—	250	83	(210)
Interest expense	(541)	(609)	(1,646)	(2,781)
Gain on extinguishment of long term debt	—	—	—	1,118
Other income	(118)	—	(118)	—

Total other loss	(659)	(359)	(1,681)	(1,873)

(Loss) before income taxes	(23,153)	469	(67,340)	193
Income tax benefit (expense)	6,530	(295)	22,661	112

Net (loss) income	$(16,623)	$174	$(44,679)	$305

Net (loss) income per share:
Basic	$(0.79)	$0.01	$(2.12)	$0.02
Diluted	$(0.79)	$0.01	$(2.12)	$0.01
Weighted average shares outstanding:
Basic	21,067,502	19,904,648	21,076,241	19,539,326
Diluted	21,067,502	21,647,904	21,076,241	20,742,765

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30
(in thousands)	2011	2010
OPERATING ACTIVITIES
Net (loss) income	$(44,679)	$305
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss on derivative liabilities	(84)	210
Gain on extinguishment of long-term debt	—	(1,118)
Provision for doubtful accounts	3,033	3,454
Depreciation	4,890	3,869
Net book value of pumps sold from fixed assets	2,111	510
Amortization of intangible assets	1,992	1,615
Asset impairment charges	67,592	—
Amortization of deferred debt issuance costs	181	915
Stock-based compensation	921	1,811
Deferred income taxes	(22,673)	(519)
Changes in assets and liabilities, exclusive of effects of acquisitions:
Increase in accounts receivable, net of provision	(4,337)	(3,556)
Increase in other current assets	(442)	(89)
(Increase) decrease in other assets	(70)	170
(Decrease) increase in accounts payable and other liabilities	(4,187)	553
Decrease in derivative liabilities from termination of interest rate swap	—	(365)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,248	7,765

INVESTING ACTIVITIES
Capital expenditures	(3,295)	(992)
Acquisition of intangible assets	(942)	(400)
Cash paid for acquisition, net of cash acquired	—	(16,418)

NET CASH (USED IN) INVESTING ACTIVITIES	(4,237)	(17,810)

FINANCING ACTIVITIES
Principal payments on term loan	(3,287)	(21,596)
Cash proceeds from term loan	—	30,000
Capitalized debt issuance costs	—	(808)
Common stock repurchased to satisfy statutory withholding on stock based compensation	—	(38)
Treasury shares repurchased	(343)	—
Principal payments on capital lease obligations	(962)	(571)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(4,592)	6,987

Net change in cash and cash equivalents	(4,581)	(3,058)
Cash and cash equivalents, beginning of period	5,014	7,750

Cash and cash equivalents, end of period	$433	$4,692

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands, except share data)	2011	2010	2011	2010
Net (loss) income	$(16,623)	$174	$(44,679)	$305
Adjustments:
Interest expense	541	609	1,646	2,781
Income tax (benefit) expense	(6,530)	295	(22,661)	(112)
Depreciation	1,721	1,487	4,890	3,869
Amortization	683	624	1,992	1,615

EBITDA	(20,208)	3,189	(58,812)	8,458

Adjustments:
Asset impairment charges	23,379	—	67,592	—
(Gain) loss on derivatives	—	(250)	(83)	210
Stock based compensation	420	814	921	1,811
Sales and other incentives			699
Acquisition related expenses	396	180	643	965
Severance			65
Gain on debt extinguishment	—	—	—	(1,118)

Adjusted EBITDA	$3,987	$3,933	$11,025	$10,326